Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 5th day of November, 2015, by and between Fusion Telecommunications International, Inc., a Delaware corporation (hereinafter called the ‘‘Company”), and Matthew D. Rosen (hereinafter called  “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and executive desires to be employed by the Company.

NOW THEREFORE, the Company and Executive, intending to be legally bound, hereby mutually covenant and agree as follows:

ARTICLE I
Employment and Term

1.1   Employment and Term.  The Company hereby agrees to employ  Executive and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof and expiring on October 31, 2018 (the “Initial Term”), unless sooner terminated as hereinafter set forth; provided, however, that the Initial Term shall automatically be extended for an additional two year period thereafter unless and until one party provides the other party with written notice of its intent not to extend the Initial Term no less than ninety (90) days prior to its expiration.

1.2   Duties of Executive.  Executive shall serve as the Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company.  The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of, the Board of Directors of the Company (the “Board”) and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties.  In addition, Executive shall regularly consult with the Chairman of the Board with respect to the Company’s business and affairs.  Executive shall devote substantially all his working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company and its subsidiaries.  It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an executive officer of the Company in accordance with this Agreement.

1.3           Place of Performance.  In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices except for travel reasonably necessary in connection with the Company’s business.

ARTICLE II
Compensation and Benefits

2.1           Base Salary.  Commencing on the effective date of this Agreement, the Executive shall receive a base salary at the annual rate of not less than $425,000 (the “Base Salary”) during the term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule and subject to applicable withholding and other taxes.  The Base Salary shall be reviewed by the Board (or authorized committee thereof) on an annual basis and will be adjusted for cost of living increases, performance, and market conditions. The Base Salary, if increased, shall not thereafter be decreased for any reason.

2.2           Incentive Compensation.  The Executive shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board (or any authorized committee thereof) in its discretion.  Such potential bonus payments and/or incentive compensation shall be considered at least annually by the Board or committee.  So long as the Company, on a consolidated basis, achieves positive adjusted Earnings Before Income Tax, Depreciation and Amortization (“AEBITDA”), Executive’s annual bonus shall not be less than 50% of Executive’s annual salary then in effect.  In determining annual bonuses, the Board agrees to consider, among other factors, the role that Executive has played during the year in structuring proposed M&A and financing transactions and any investment banking fees that may have been saved as a result of him providing such services.   In the event the Company fails to pay Executive any annual bonus to which he is due, the unpaid amount of such bonus shall accrue interest at the annual rate of six percent (6%) per annum.

2.3           Stock Options.

(a)   Executive shall be entitled to participate in all stock option plans of the Company (the “Plans”) in effect during the term of this Agreement.

(b)   The Company hereby agrees that all options granted to Executive will have a three (3) year vesting schedule.

(c)   Notwithstanding the preceding clause (b), all options shall become immediately exercisable as to 100% of the shares of Common Stock (as hereinafter defined) not otherwise vested upon any termination of Executive’s employment pursuant to Section 3.5, it being agreed that the Company shall cooperate in good faith to afford Executive the right to exercise his options in full immediately prior to any “Change in Control” (as hereinafter defined). In the event that Executive is terminated pursuant to Section 3.5, Executive shall have the right to exercise his options for the longer of (i) five (5) years from the  effective date of his employment termination, or (ii) the remaining term of the options.

(d)   The Company shall take all action reasonably requested by Executive to permit a “cashless” exercise of some or all of his options in accordance with the terms of the applicable Plan.

(e)   Upon proper exercise of an option, Executive shall be deemed for all purposes the owner of the shares of Common Stock that are purchasable upon such exercise.

(f)   The provisions of the Plan shall not be adversely modified as to the Executive without the Executive’s prior written consent.

2.4           Ownership Plan.

Within ninety (90) days from the Effective Date of this Agreement, the Company agrees to create an incentive plan that enables Executive to obtain a five percent (5%) equity interest in the Company within three (3) years from the date of this Agreement.  Such plan may include the grant of options, restricted stock or other means determined by the Board to be reasonable and tax efficient to the Company and to the Executive.

  2.5              Expense Reimbursement.  During the term of Executive’s employment hereunder, the Company, upon the submission of reasonable supporting documentation by Executive, shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of, and pursuant to, the business of the Company, including expenses for travel and entertainment.

2.6           Incentive, Savings and Retirement Plans.  During the Initial Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executives of the Company and its subsidiaries, in each case comparable to those currently in effect or as subsequently amended.  Such plans, practices, policies and programs, in the aggregate, shall provide Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided at any time hereafter with respect to other key executives.

2.7           Welfare Benefit Plans.  During the Initial Term, Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time hereafter with respect to other key executives.

2.8           Working Facilities.  During the term of Executive’s employment hereunder, the Company shall furnish the Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

2.9           Vacation.  During the Initial Term, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided, however, that in no event shall Executive be entitled to fewer than five (5) weeks paid vacation per year.

2.10           Sale of Company Bonus.  In the event that the Company or substantially all of the assets of the Company and its subsidiaries are sold, whether for cash or securities or a combination thereof, Executive shall be entitled to a one-time bonus, equal to the following: (i) if the shareholders of the Company receive aggregate consideration of up to  $149,999,999, the Executive shall be entitled to receive a bonus equal 2.5% of the consideration paid/distributed to shareholders; (ii) if the shareholders of the Company receive aggregate consideration of between $150 million and $249,999,999, Executive shall be entitled to a bonus equal to 3.5% of the aggregate consideration paid/distributed to shareholders; (iii) if the shareholders of the Company receive aggregate consideration of between $250 million and $349,999,999, Executive shall be entitled to a bonus equal to 4.5% of the aggregate consideration paid/distributed to shareholders; and (iv) if the shareholders of the Company receive aggregate consideration of more than $350 million, Executive shall be entitled to 5% of the aggregate consideration paid/distributed to shareholders.  To the extent possible, the Company shall pay the foregoing bonus in cash.  If the Company is unable to pay the full bonus in cash, then the Company may pay a portion of such bonus in securities of the purchaser at a rate that does not exceed the percentage of total consideration received by the Company’s shareholders in securities of the purchaser.  For avoidance of doubt, the foregoing bonus shall be calculated on a threshold verses step function basis.  Thus, for example, should the consideration paid/distributed to the shareholders be  $350 million, Executive shall be paid  a bonus equal to $17.5 million.

ARTICLE III
Termination

3.1           Termination for Cause.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause.  As used in this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company and its subsidiaries, (ii) subject to the following sentences, repeated violation by Executive of Executive’s material obligations under this Agreement which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice thereof from the Company, or (iii) the conviction of the Executive for any criminal act which is a felony.  Upon any determination by the Board that Cause exists under clauses (i) and (ii) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10) business days after Executive’s receipt of the notice contemplated by clauses (i) and (ii). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive’s employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear.  Any termination for Cause pursuant to clause (i) or (iii) of the first sentence of this Section 3.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination.  Upon any termination pursuant to this Section 3.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the

Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

3.2           Disability.  Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Executive, shall at all times have the right to terminate this Agreement, and Executive’s employment hereunder, if Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than one hundred twenty (120) consecutive days in any 12-month period.  Upon any termination pursuant to this Section 3.2, Executive shall be entitled to be paid his Base Salary for the remaining term of the Agreement.  In the event that this Agreement has less than six (6) months remaining at such time, Executive shall be entitled to a payment equal to six (6) months of his Base Salary.  In addition, Executive shall be entitled to reimbursement for reasonable business expenses incurred prior to his disability.

3.3           Death.  In the event of the death of Executive during the term of this Agreement, the Company shall pay to the estate of the deceased Executive an amount equal to the Base Salary for the remaining term of this Agreement.  In the event that this Agreement has less than six (6) months remaining at such time, Executive’s estate shall be entitled to a payment equal to six (6) months of his Base Salary.  In addition, Executive shall be entitled to reimbursement for reasonable business expenses incurred prior to his death.

3.4           Optional Termination.  Notwithstanding anything contained in this Agreement to the contrary, Executive shall, by giving the Company no less than thirty (30) days prior written notice, have the right to terminate this Agreement at his sole discretion.  Upon any termination pursuant to this Section 3.4, the Execution shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination), unless the Executive and the Company agree to a different arrangement.

3.5           Termination Without Cause.  At any time, the Company shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that the Company shall (i) pay to Executive any unpaid Base Salary accrued through the specified effective date of the termination, and any pro-rata bonus that would be payable had Executive completed a full year of employment, and (ii) pay to Executive, in a lump sum, in cash within thirty (30) days after the effective date of the termination, an amount equal to two hundred percent (200%) of his Base Salary then in effect and two hundred percent (200%) of his highest annual bonus for the three (3) years preceding Executive’s termination.  The Company shall be deemed to have terminated the Executive’s employment pursuant to this Section 3.5 if such employment is terminated (i) by the Company without Cause, or (ii) by the Executive voluntarily for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(a)   the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(b)   any failure by the Company to comply with any of the provisions of Section 2  or Section 5.9 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(c)   the Company’s requiring Executive to be based at any office or location more than 25 miles from Grand Central Station in New York, New York, except for travel reasonably required in the performance of Executive’s responsibilities;

(d)   any change in the designation of the person that Executive is obligated to report to under Section 1.2 hereof;

(e)   any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement;

(f)   any failure by the Company to comply with and satisfy Section 5.3(c) of this Agreement; or

(g)   any termination by Executive for any reason during the six (6)-month period following the effective date of any “Change in Control”.

For purposes of this Agreement, a “Change in Control” shall mean:

(a)   The acquisition (other than by or from the Company), at any time after the date hereof, by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b)   All or any of the nine (9) individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c)   Approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than seventy five percent (75%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

(d)   The approval by the Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in the Company’s ownership of less than 50% of the Company’s and its subsidiaries (on a consolidated basis) current assets.

For purposes of this Section 3.5, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

ARTICLE IV
Restrictive Covenants

4.1           Nondisclosure.  During his employment and for twelve (12) months thereafter, Executive shall not divulge, communicate, use to the detriment of the Company and its subsidiaries or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company and its subsidiaries.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company and its subsidiaries shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, “Confidential Information” means all material information about the business of the Company and each subsidiary disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Executive) after the date hereof, and not generally known.

4.2           Nonsolicitation of Employees.  While employed by the Company and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any of its subsidiaries, unless such employee or former employee has not been employed by the Company or one of its subsidiaries for a period in excess of six (6) months.

4.3           Covenant Not to Compete.  Executive will not, at any time, during the term of this Agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of the Company and its subsidiaries as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business.  As used in this Agreement, the business of the Company shall be deemed to include any business which directly competes with the Company and its subsidiaries in the provision of traditional voice services, VoIP services, private network services, Internet access services and Internet based video conferencing services.  This covenant not to compete for one (1) year shall only be effective if Executive has received all compensation due to him pursuant to this Agreement, and is receiving compensation during the time of the non-compete.  The Company shall have the right in its sole discretion to waive this non-compete clause.

4.4           Injunction.  It is recognized and hereby acknowledged by the parties that a breach by Executive of any of the covenants contained in Section 4.1, 4.2 or 4.3 of this Agreement will cause irreparable harm and damage to the Company and its subsidiaries, the monetary amount of which may be virtually impossible to ascertain.  As a result, Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 4 by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

ARTICLE V
Miscellaneous

5.1           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

5.2           Notices: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Fusion Telecommunications Intl, Inc. 420 Lexington Avenue – Suite 1718 New York, New York 10170 Attention: General Counsel
If to Executive:	Matthew D. Rosen 233 East 70th Street, Apt 12U New York, New York 10021

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

5.3           Successors.

(a)   This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.

(b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

5.4           Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

5.5           Waivers.  The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

5.6           Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

5.7           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

5.8           Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to Section  5.9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.9           Certain Reduction of Payments by the Company.

(a)   Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  For purposes of this Section 5.9, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  Any amount which is not paid in the taxable year in which it was originally scheduled to be paid as a result of the postponement thereof pursuant hereto shall be payable in the next succeeding taxable year in which such payment will not result in the disallowance of a deduction pursuant to either Section 162(m) or 280G of the Code; provided, however, that all postponed payments shall be placed in a Rabbi trust or similar vehicle for the benefit of Executive in such a way that the amounts so transferred are not taxable to such person or deductible by the Company until payment from such vehicle to Executive is made.  In the event a payment has been made to Executive, but then disallowed as a deduction by the Internal Revenue Service and return of the payment is required into the trust, said payment to Executive shall be treated as a loan and said payment to the trust shall be treated as repayment of said loan.  The Company shall not pledge, hypothecate or otherwise encumber any amounts held in the trust or other similar vehicle for the benefit of Executive hereunder.

(b)   All determinations required to be made under this Section 5.9 shall be made by  EisnerAmper LLP, or, at Executive’s option, any other nationally or regionally recognized firm of independent public accountants selected by Executive and approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed (the “Accounting Firm”), which shall provide (i) detailed supporting calculations both to the Company and Executive within twenty (20) business days of the termination of Executive’s employment or such earlier time as is requested by the Company, and (ii) an opinion to Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments.  Any such determination by the Accounting Firm shall be binding upon the Company and Executive.  Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.9, provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.9 and shall notify

Executive promptly of such election.  Within five (5) business days thereafter, the Company shall pay or distribute to, or for the benefit of, Executive such amounts as are then due to Executive under this Agreement.  All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 5.9 shall be borne by the Company.

(c)   As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, it is possible that Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan ab initio to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

5.10           Reimbursement of Legal Expenses.  The Company shall promptly reimburse Executive for all reasonable legal fees incurred by Executive in connection with the preparation, negotiation and execution of this Agreement and ancillary documents.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Philip Turits
Name	Philip Turits
Title	Secretary and Treasurer

EXECUTIVE:

/s/ Matthew D. Rosen
Matthew D. Rosen